Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-09873, 333-82357, 333-106129, 333-129447 and 333-130336) and Registration Statements on Form S-3 (Nos. 333-04298, 333-28129, 333-82455, 333-88211, 333-87774, 333-104677, 333-106207, 333-121312, 333-128181 and 333-131426) of our reports dated February 28, 2007, relating to the consolidated financial statements of Evergreen Energy Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in method of accounting for stock-based compensation) and management’s report on the effectiveness of internal control over financial reporting of Evergreen Energy Inc., appearing in the Annual Report on Form 10-K of Evergreen Energy Inc. for the year ended December 31, 2006.

Deloitte & Touche LLP

Denver, CO
February 28, 2007